EX 99.8(M)

NOVATION OF AND AMENDMENT TO PARTICIPATION AGREEMENT

THIS NOVATION OF AND AMENDMENT TO PARTICIPATION AGREEMENT made this 1st  day of April, 2011 (the “Effective Date”), by and among Allianz Global Investors Distributors LLC (“AGID”), PIMCO Investments LLC (“PI”), PIMCO Variable Insurance Trust (the “Fund”) and National Integrity Life Insurance Company (the “Company”).

WHEREAS, AGID has served as the principal underwriter for the Fund and its several series of shares (each a “Portfolio”) pursuant to a Distribution Contract with the Fund;

WHEREAS, AGID, the Fund and the Company have entered into a Participation Agreement, as amended (or amended and restated) through the date hereof (the “Participation Agreement”), pursuant to which AGID has made available for purchase by the Company, on behalf of segregated asset accounts of the Company, shares of the Portfolios and performs various other functions;

WHEREAS, as of February 14, 2011, PI replaced AGID as the principal underwriter for the Fund by entering into a distribution agreement with the Fund that took effect immediately following the termination of the existing Distribution Contract between AGID and the Fund; and

WHEREAS, the Company, the Fund, AGID and PI desire that PI be substituted for AGID as a party for all purposes under the Participation Agreement effective as of the Effective Date pursuant to a novation by AGID to PI as specified herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, AGID and PI hereby agree as follows:

I.              Novation.  Subject to the terms and conditions contained herein, (i) AGID hereby irrevocably novates and transfers to PI all of AGID’s rights, title and interests and duties, liabilities and obligations under the Participation Agreement so as to substitute PI for AGID as a party to the Participation Agreement for all purposes as of the Effective Date (the “Novation”), (ii) PI hereby irrevocably accepts such rights, title and interests and assumes such duties, liabilities and obligations from AGID under the Participation Agreement as of the Effective Date and releases AGID from all such duties, liabilities and obligations thereunder which would otherwise be required or occur on and after the Effective Date, (iii) the Company and the Fund hereby consent to such Novation for all purposes, and (iv) the Company and the Fund hereby irrevocably release AGID from all of its duties, liabilities and obligations under the Participation Agreement which would otherwise be required or occur on and after the Effective Date.  Pursuant to the Novation, on and after the Effective Date, PI agrees to duly perform and discharge all liabilities and obligations arising out of or related to the Participation Agreement from time to time to be performed or discharged by it by virtue of this instrument in all respects as if PI was (and had at all times been) named therein as a party instead of AGID.

II.            Representations and Warranties.  PI hereby makes and agrees to all of the representations, warranties, covenants and undertakings made or agreed to by AGID under the Participation Agreement (assuming PI is the party thereto in place of AGID) as of the Effective Date and represents and warrants that the same will continue in full force and effect on and after the Effective Date until further notice by PI to the Company and the Fund.

III.           Effective Date and Term.  The Novation shall become effective as of the Effective Date and shall extend until the Participation Agreement is thereafter terminated in accordance with its terms.

IV.           Amendments.  (i)  The parties agree that all references in the Agreement to “Allianz Global Investors Distributors LLC” or the name of its predecessors shall be changed to “PIMCO Investments LLC” as of the Effective Date.  Any notice to be provided to PI under the Participation Agreement shall be provided to the address as shown below, and the applicable notice provisions of the Participation Agreement are hereby revised accordingly:

PIMCO Investments LLC

1345 Avenue of the Americas

New York, New York 10105

Attention: Chief Legal Officer

Telephone:  (212) 739-3000

Facsimile:  (212) 739-3926

E-mail: IntermediaryAgtReviewTeam@pimco.com

Any notice to be provided to the Company under the Participation Agreement or any other agreement entered into between the Company and AGID or its affiliates shall be provided to the address identified on the signature page to this Agreement, and the applicable notice provisions of these agreements are hereby revised accordingly.

(ii)           Without limiting the scope of any privacy-related or similar agreement or term in the Participation Agreement, each of the Company, the Fund, AGID and PI hereby agrees to comply in all material respects with all applicable laws and regulations related to the collection, storage, handling, processing and transfer of non-public personal information (“Applicable Laws”), including without limitation the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et. seq., and to implement and maintain appropriate security measures to protect the confidentiality, security and integrity of non-public personal information in the manner provided for under and to the extent required by all such Applicable Laws, and the Participation Agreement is hereby amended to include this provision (as applicable to PI on and after the Effective Date).

V.            Counterparts.  This Novation of and Amendment to Participation Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the undersigned has caused this Novation of and Amendment to Participation Agreement to be executed as of the date first above written.

PIMCO VARIABLE INSURANCE TRUST

/s/
By:
Title:

ALLIANZ GLOBAL INVESTORS
DISTRIBUTORS LLC

/s/ Robert Rokose
By: Robert Rokose
Title: Managing Director

PIMCO INVESTMENTS LLC

/s/ Gregory A. Bishop
By: Gregory A. Bishop
Title: Head of Business Management

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

/s/ Kevin L. Howard
By: Kevin L. Howard
Title: Senior VP and General Counsel